Exhibit 99.2

InPlay Technologies Receives Nasdaq Letter Regarding Minimum Bid Price Requirement

PHOENIX--(BUSINESS WIRE)--InPlay Technologies (Nasdaq: NPLA) today announced that it received notice from The Nasdaq Stock Market, LLC on May 12, 2008, indicating that the bid price of its common stock has closed below $1.00 per share for the last 30 consecutive business days and therefore the Company is not in compliance with Marketplace Rule 4310(c)(4). This notice has no immediate effect on the Company’s Nasdaq listing or trading of its common stock.

In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until November 10, 2008, to regain compliance with the minimum bid price requirement. In order to achieve compliance, the bid price of the Company’s common stock must close at $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by November 10, 2008, but can demonstrate that the Company meets all criteria (other than the bid price requirement) for initial listing as set forth in Marketplace Rule 4310(c), and its application is accepted, the Company will have an additional 180 days to regain compliance.

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for electronic products. The company's FinePoint division offers the only digital-based pen-input solution for the rapidly growing mobile computing market. With InPlay’s digital technology, OEMs have an almost limitless roadmap for development of new features and functions for their product designs. The Company’s Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches enabling OEMs to create ergonomic, space saving input panels for a wide range of applications. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding our continued listing on the Nasdaq Capital Market. Risks and uncertainties that could cause results to differ materially from those projected include our ability to regain and maintain compliance with Nasdaq’s requirements for continued listing and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

CONTACT:
InPlay Technologies, Inc.
Heather Beshears, 480-586-3357
Heather@InPlayTechnologies.com